EXHIBIT (h)(16)

RULE 12d1-4
FUND OF FUNDS INVESTMENT AGREEMENT
THIS FUND OF FUNDS INVESTMENT AGREEMENT (the “Agreement”), dated as of January 19, 2022 (“Effective Date”), is made among the NEUBERGER BERMAN registered investment companies, on behalf of each of their current series listed in Schedule A (each, an “Acquiring Fund”) and the Invesco Exchange-Traded Fund Trust, Invesco Exchange-Traded Fund Trust II, Invesco India Exchange-Traded Fund Trust, Invesco Actively Managed Exchange-Traded Trust, Invesco Actively Managed Exchange-Traded Commodity Fund Trust and Invesco Exchange-Traded Self-Indexed Fund Trust, on behalf of each of their series (except such series listed on Schedule B, as may be amended from time to time), severally and not jointly (each, an “Acquired Fund” and together with the Acquiring Funds, the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies and Section 12(d)(1)(B) limits the extent to which a registered open-end investment company, its principal underwriter (“Distributor”) or any brokers or dealers registered under the Securities Exchange Act of 1934 (“Brokers”) may knowingly sell shares of such registered investment company to other investment companies;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits (i) registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1)(A) of the 1940 Act, and (ii) registered open-end investment companies, such as the Acquired Funds, as well as the Distributor and Brokers, knowingly to sell shares of the Acquired Funds to the Acquiring Funds in excess of the limits of Section 12(d)(1)(B) of the 1940 Act, subject to compliance with the conditions of, and in reliance on, the Rule;

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A), in reliance on the Rule;

WHEREAS, an Acquired Fund, Distributor, or Broker, from time to time, may knowingly sell Shares of one or more Acquired Funds to an Acquiring Fund in excess of the limitations of Section 12(d)(1)(B) in reliance on the Rule; and

WHEREAS, to date such investments have been governed by a Purchasing Fund Agreement made in reliance on SEC exemptive relief that will be rescinded on the Effective Date.
NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule and the Acquired Funds, Distributor, or Broker may sell shares of the Acquired Funds to the Acquiring Funds in reliance on the Rule.

1.	Terms of Investment
(a)  The Funds note that each Acquired Fund operates as an exchange-traded fund and is designed to accommodate large investments and redemptions, whether from Acquiring Funds or other investors. Creation and redemption orders for shares of the Acquired Funds can only be submitted by Brokers or other participants of a registered clearing agency (collectively, “Authorized Participants”) that have entered into an agreement (“Participation Agreement”) with the Acquired Funds’ distributor to transact in shares of the Acquired Funds. The Acquired Funds also have policies and procedures (the “Basket Policies”) that govern creations and redemptions of the Acquired Funds’ shares. Any creation or redemption order submitted by an Acquiring Fund through an Authorized Participant will be satisfied pursuant to the Basket Policies and the relevant Participation Agreement. The Basket Policies include provisions that govern in- kind creations and redemptions, as well as cash transactions. In any event, the Funds generally expect that the Acquiring Funds will transact in shares in the Acquired Funds on the secondary market rather than through direct creation and redemption transactions with the Acquired Fund. The Funds believe that these material terms regarding an Acquiring Fund’s investment in shares of an Acquired Fund should assist the Acquired Fund’s investment adviser with making the required   findings   under   the   Rule..
(b)  In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund.
2.	Representations of the Acquired Funds.
(a)  In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or knowing sale of shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.
(b)  Each Acquired Fund represents that it does not own as of the date of this Agreement, and it will not purchase or otherwise acquire during the term of this Agreement, the securities of an investment company or private fund as defined in the Rule (a “Private Fund”) where immediately after such purchase or acquisition, the securities of investment companies and Private Funds owned by the Acquired Fund have an aggregate value in excess of 10% of the value of the total assets of the Acquired Fund except as otherwise permitted by the Rule and guidance issued thereunder by the SEC or its staff, or relevant SEC exemptive relief.
3.	Representations and warranties of the Acquiring Funds.
In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or knowing sale of Shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquiring

Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.
Each Acquiring Fund acknowledges that it may not rely on this Agreement to invest in Ineligible Funds (as defined in Schedule B).
4.	Termination of Purchasing Fund Agreement.
The parties hereby mutually agree to terminate the Purchasing Fund Agreement as of the Effective Date of this Agreement and waive any notice requirement for termination as may be set forth in such Purchasing Fund Agreement.
5.	Notices.
All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered overnight mail, facsimile, or electronic mail to the address for each party specified below.
If to the Acquiring Fund:	If to the Acquired Fund:

Neuberger Berman - Mutual Funds c/o Neuberger Berman Investment Advisors LLC 1290 Avenue of the Americas New York, NY 10104 Attn: General Counsel Email: NB_Fund_of_Funds@nb.com	Invesco ETFs 3500 Lacey Road, Suite 700 Downers Grove, IL 60515 Attn: General Counsel Email: 12d-1request@invesco.com With a copy to: Client Contracts Email: dealersupport@invesco.com
6.	Term and Termination; Assignment; Amendment
(a)  This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).
(b)  This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.
(c)  This Agreement may not be assigned by either party without the prior written consent of the other.

(d)  This Agreement may be amended, including the addition of Acquiring Funds to Schedule A, only in writing that is signed by each affected party, except that Schedule B to this Agreement may be amended by the Acquired Funds, in their sole discretion.
(e)  In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that are involved in the matter in controversy and not to any other series of the Acquiring Funds.
(f)  In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that are involved in the matter in controversy and not to any other series of the Acquired Funds.
7.	Miscellaneous
(a)  Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations.
(b)  Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument. An electronic copy of a signature received in Portable Document Format (PDF) or a copy of a signature received via a fax machine shall be deemed to be of the same force and effect as an original signature on an original executed document.
(c)  Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.
(d)  Limitation of Trustee, Officer and Shareholder Liability. It is expressly agreed that the obligations of each Acquiring Fund, including its Trust, shall not be binding upon any of the trustees, officers, agents or employees of such Trust or upon the shareholders of any of the Acquiring Funds personally, but shall only bind the assets and property of such Trust, as provided in its Trust Instrument. The execution and delivery of this Agreement have been authorized by the Trustees of such Trust and this Agreement has been executed and delivered by an authorized officer of such Trust acting as such. Neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally.
Signatures appear on the following page.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date firstwritten above.
NEUBERGER BERMAN ALTERNATIVE FUNDS
NEUBERGER BERMAN EQUITY FUNDS
NEUBERGER BERMAN INCOME FUNDS
NEUBERGER BERMAN ADVISORS MANAGEMENT TRUST
NEUBERGER BERMAN ETF TRUST
(each on behalf of their series listed on Schedule A, as may be amended from time to time, severally and not jointly)

Brian Kerrane	Brian Kerrane	/s/ Brian Kerrane
Name of Authorized Signer	Print	Signature
Title:Vice President

INVESCO EXCHANGE-TRADED FUND TRUST
INVESCO EXCHANGE-TRADED FUND TRUST II
INVESCO INDIA EXCHANGE-TRADED FUND TRUST
INVESCO ACTIVELY MANAGED EXCHANGE-TRADED FUND TRUST
INVESCO ACTIVELY MANAGED EXCHANGE-TRADED COMMODITY FUND TRUST
INVESCO EXCHANGE-TRADED SELF-INDEXED FUND TRUST
(each on behalf of their series (except such series listed on Schedule B, as may be amended from time to time), severally and not jointly)

Adam Henkel	Adam Henkel	/s/ Adam Henkel
Name of Authorized Signer	Print	Signature
Title:Vice President

SCHEDULE A
Applicable Funds
Acquiring Funds
Neuberger Berman Alternative Funds, on behalf of each of its current series;
Neuberger Berman Equity Funds, on behalf of each of its current series;
Neuberger Berman Income Funds, on behalf of each of its current series;
Neuberger Berman Advisers Management Trust, on behalf of each of its current series; and
Neuberger Berman ETF Trust, on behalf of each of its current series.

Rule 12d1-4 Fund of Funds Investment
Management Agreement
Schedule B
Effective 1/19/22

Excluded Funds under Trust I
Invesco Global Listed Private Equity ETF (PSP)
Invesco Dow Jones Industrial Average Dividend ETF (DJD)
Invesco Zacks Mid-Cap ETF (CZA)
Invesco Zacks Multi-Asset Income ETF (CVY)
Invesco Raymond James SB-1 Equity ETF (RYJ)
Invesco S&P Spin-Off ETF (CSD)

Excluded Funds under Trust II
Invesco CEF Income Composite ETF (PCEF)
Invesco Alerian Galaxy Blockchain Users and Decentralized Commerce ETF (BLKC)
Invesco Alerian Galaxy Crypto Economy ETF (SATO)
Invesco KBW High Dividend Yield Financial ETF (KBWD)

Excluded Funds under Invesco Actively Managed Exchange-Traded Fund Trust
Invesco Balanced Multi-Asset Allocation ETF (PSMB)
Invesco Conservative Multi-Asset Allocation ETF (PSMC)
Invesco Growth Multi-Asset Allocation ETF (PSMG)
Invesco Moderately Conservative Multi-Asset Allocation ETF (PSMM)
Invesco Ultra Short Duration ETF (GSY)
Invesco Total Return Bond ETF (GTO)

Excluded Funds under Invesco Exchange-Traded self-Indexed Fund Trust Invesco Defensive Equity ETF (DEF)

Important Information

Not a Deposit Not FDIC Insured Not Guaranteed by the Bank May Lose Value Not Insured by any Federal Government Agency

There are risks involved with investing in ETFs, including possible loss of money. Index-based ETFs are not actively managed. Actively managed ETFs do not necessarily seek to replicate the performance of a specified index. Both index-based and actively managed ETFs are subject to risks similar to stocks, including those related to short selling and margin maintenance. Ordinary brokerage commissions apply. The Fund’s return may not match the return of the Index. The Funds are subject to certain other risks. Please see the current prospectus for more information regarding the risk associated with an investment in the Funds.

Shares are not individually redeemable and owners of the Shares may acquire those Shares from the Fund and tender those Shares for redemption to the Fund in Creation Unit aggregations only, typically consisting of 10,000, 20,000, 25,000, 50,000, 75,000, 80,000, 100,000, 150,000 or 200,000 Shares.

Before investing, investors should carefully read the prospectus/summary prospectus and carefully consider the investment objectives, risks, charges and expenses. For this and more complete information about the Fund call 800 983 0903 or visit invesco.com for the prospectus/summary prospectus.
Note: Not all products available through all firms.

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